Exhibit 99.1

CHICAGO RIVET & MACHINE CO.

27755 DIEHL ROAD, SUITE 200

WARRENVILLE, IL 60555

FOR IMMEDIATE RELEASE

CHICAGO RIVET & MACHINE CO. ANNOUNCES TEMPORARY SUSPENSION OF QUARTERLY DIVIDEND

Warrenville, Illinois, May 14, 2026, Chicago Rivet & Machine Co. (NYSE American: CVR) today announced that its Board of Directors approved the temporary suspension of the Company’s quarterly cash dividend.

The decision was made following a comprehensive review of the Company’s current operating environment, capital allocation priorities, and long-term strategic objectives, and reflects a deliberate and proactive step to allocate capital toward critical operational and growth initiatives. In particular, management is prioritizing the deployment of financial resources to focus on meeting expected current and future sales requirements, and investing in our sales efforts to drive revenue growth over the long term.

The strategic rationale for the Board’s decision focuses on the following objectives:

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Meeting Production Requirements: Redirecting cash flow to better utilize production capacity, and ensure timely fulfillment of existing and new customer orders.
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Building the Sales Pipeline: Launching new products that have been recently awarded to the Company, and investing in business development resources to strengthen the Company’s pipeline of future opportunities.
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Positioning for Long-Term Growth: Enhancing the Company’s ability to scale operations, improve operational efficiency, and capitalize on market demand.

The Company remains focused on supporting its customers, investing in operational efficiencies, and executing initiatives designed to strengthen long-term shareholder value.

The Board will continue to evaluate the Company’s capital allocation strategy on an ongoing basis and intends to revisit the dividend policy as business conditions and growth objectives evolve.

For further information, please contact Investor Relations at (630) 357-8500.

Forward-Looking Statements

This discussion contains certain "forward-looking statements" which are inherently subject to risks and uncertainties that may cause actual events to differ materially from those discussed herein. Factors which may cause such differences in events include, those disclosed under "Risk Factors" in our Annual Report on Form 10-K and in the other filings we make with the United States Securities and Exchange Commission. These factors, include among other things: conditions in the domestic automotive industry upon which we rely for sales revenue, the intense competition in our markets, the concentration of our sales with major customers, risks related to export sales, the price and availability of raw materials, supply chain disruptions, labor relations issues, losses related to product liability, warranty and recall claims, costs relating to environmental laws and regulations, information systems disruptions, the loss of the services of our key employees and difficulties in achieving cost savings. Many of these factors are beyond our ability to control or predict. Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.